DELAWARE GROUP INCOME FUNDS

Registration No. 811-02071
FORM N-SAR
Semi-Annual Period Ended January 31, 2014

SUB-ITEM 77D: Policies with respect to security investments

On November 20, 2013, the Board of Trustees of Delaware Group Income Funds (the ?Registrant?) voted to increase the exposure limitations on the Fund?s ability to invest in emerging markets securities for Delaware High-Yield Opportunities Fund (the ?Fund?). The changes to the Fund?s investment strategies are incorporated herein by reference to the supplement dated November 29, 2013 to the Registrant?s prospectus for the Fund dated November 29, 2013, as filed with the Securities and Exchange Commission (SEC Accession No. 0001206774-13-004334).

On November 20, 2013, the Board of Trustees of Delaware Group Income Funds (the ?Registrant?) voted to increase the Funds? ability to invest in futures and options on futures for Delaware Extended Duration Bond Fund (the ?Fund?). The changes to the Fund?s investment strategies are incorporated herein by reference to the supplement dated November 29, 2013 to the Registrant?s prospectus for the Fund dated November 29, 2013, as filed with the Securities and Exchange Commission (SEC Accession No. 0001206774-13-004334).

On November 20, 2013, the Board of Trustees of Delaware Group Income Funds (the ?Registrant?) voted to increase the Funds? ability to invest in futures and options on futures for Delaware Corporate Bond Fund (the ?Fund?). The changes to the Fund?s investment strategies are incorporated herein by reference to the supplement dated November 29, 2013 to the Registrant?s prospectus for the Fund dated November 29, 2013, as filed with the Securities and Exchange Commission (SEC Accession No. 0001206774-13-004334).

SUB-ITEM 77O:  Transactions effected pursuant to Rule 10f-3

One transaction for the semiannual period ended January 31, 2014 effected pursuant to Rule 10f-3, attached as Exhibit.

WS: MFG_Philadelphia: 865892: v1

WS: MFG_Philadelphia: 865892: v1